Exhibit 4.3

Second Supplemental Indenture (this “Supplemental Indenture”), dated as of January 30, 2020, among StoneMor, Inc., a Delaware corporation (the “C-Corporation”), StoneMor Partners L.P., a Delaware limited partnership (the “Partnership”), Cornerstone Family Services of West Virginia Subsidiary, Inc., a West Virginia corporation (together with the Partnership, the “Issuers”), StoneMor LP Holdings, LLC, a Delaware limited liability company (the “Subsidiary Guarantor”), a subsidiary of the C-Corporation, and Wilmington Trust, National Association, in its capacity as trustee (the “Trustee”) and as collateral agent (the “Collateral Agent”).

W I T N E S E T H

WHEREAS, the Issuers, the C-Corporation and the Subsidiary Guarantors have heretofore executed and delivered to Wilmington Trust, National Association, in its capacity as the Collateral Agent and as the Trustee, an indenture dated as of June 27, 2019, as supplemented by that certain First Supplemental Indenture, dated as of December 31, 2019 (as amended, modified or supplemented from time to time, the “Indenture”), providing for the issuance of $385,000,000 of 9.875% / 11.500% Senior Secured PIK Toggle Notes due 2024 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Subsidiary Guarantor shall execute and deliver to the Trustee and the Collateral Agent a supplemental indenture pursuant to which the Subsidiary Guarantor shall unconditionally guarantee all of the Issuers’ Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture (the “Guarantee”); and

WHEREAS, pursuant to Section 12.01(c) of the Indenture, the Issuers, the C-Corporation, the Subsidiary Guarantor, the Trustee and the Collateral Agent are authorized to execute and deliver this Supplemental Indenture without the consent of Holders.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

(1)Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

(2)Agreement to Guarantee. The Subsidiary Guarantor hereby agrees to be a Guarantor under the Indenture and to be bound by the terms of the Indenture applicable to Guarantors, including Article XIII thereof.

(3)Execution and Delivery. The Subsidiary Guarantor agrees that the Guarantee shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Guarantee on the Notes.

(4)Governing Law. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(5)Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy, which may be delivered by facsimile or PDF transmission, shall be an original, but all of them together represent the same agreement. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

(6)Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

(7)The Trustee and the Collateral Agent. Neither the Trustee nor the Collateral Agent makes any representations or shall be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Subsidiary Guarantor.

(8)Ratification of Indenture; Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder heretofore or hereafter authenticated and delivered shall be bound hereby.

(9)Representations and Warranties by the Subsidiary Guarantor. The Subsidiary Guarantor hereby represents and warrants to the Trustee and the Collateral Agent that this Supplemental Indenture has been duly and validly executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms and the terms of the Indenture.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, each of the parties hereto have caused this Second Supplemental Indenture to be duly executed by their respective authorized officers as of the date first written above.

STONEMOR INC. By: /s/ Jeffrey DiGiovanni Name: Jeffrey DiGiovanni Title: Chief Financial Officer

STONEMOR PARTNERS L.P.

By:  /s/ Jeffrey DiGiovanni

Name: Jeffrey DiGiovanni

Title: Chief Financial Officer

CORNERSTONE FAMILY SERVICES OF

WEST VIRGINIA SUBSIDIARY, INC.

By: /s/ Jeffrey DiGiovanni

Name: Jeffrey DiGiovanni

Title: Chief Financial Officer

STONEMOR LP HOLDINGS, LLC

By:  /s/ Jeffrey DiGiovanni

Name: Jeffrey DiGiovanni

Title: Chief Financial Officer

[Signature Page to Second Supplemental Indenture]

WILMINGTON TRUST, NATIONAL ASSOCIATION,

not in its individual capacity, but solely in its capacity as the Trustee and as the Collateral Agent

By:   /s/ Joseph P. O’Donnell

Name:  Joseph P. O’Donnell
Title:    Vice President

[Signature Page to Second Supplemental Indenture]